EXHIBIT 99

                                             Contact:
                                             Linda J. Crociata
                                             (716) 777-7693

Rochester Tel Center
180 South Clinton Avenue
Rochester, New York 14646-0700

Media Relations:
Phone 716-777-1090
Fax 716-325-4624

For release:
            December 19, 1994

Summary: Rochester Tel Shareowners Approve Corporate Restructuring Earnings Cap Lifted; Rochester, NY Market Open to
            Competition on January 1; Directors increase dividend by
            2.5 percent

New York, New York -- December 19, 1994 -- The shareowners of Rochester Telephone Corporation (NYSE: RTC) have approved the company's Corporate Restructuring and Open Market Plan, effective January 1, 1995. As a result of actions taken today, the Rochester, New York market will be opened to competition for local telephone service. In addition, the company will form an unregulated holding company to be named Frontier Corporation.

     Also today, the Rochester Tel Board of Directors increased the regular quarterly dividend on common stock for the 35th consecutive year. The new quarterly dividend will be 20.75 cents per share, an increase of 2.5 percent. The next dividend will be payable February 1, 1995, to shareowners of record on January 13, 1995.

     "This is a landmark day for the industry and for the customers of Rochester Tel," said Ron Bittner, the company's president and chief executive officer. "We thank our investors for their confidence and look forward to a period of unprecedented opportunity for all of our
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Rochester Tel Plan Approved, page 2

stakeholders." Bittner added that the company's new name reflects its nationwide scope as well as the company's legacy of innovation and leadership.

     All five proposals related to the plan were approved by shareowners of common stock at a meeting held this morning at the Pierre Hotel in New York City. The proposals included:

     --  The Open Market Plan/Holding Company proposal;

     -- A Common Stock Amendment to increase the number of authorized shares of common stock from 100 million to 300 million shares;

     -- A Preferred Stock Amendment to authorize 4 million shares of a new class of preferred stock which would be designated as Class A
Preferred Stock;

     -- A Redemption Provision Amendment to permit the redemption of shares of the company's common stock to the extent necessary to prevent the loss of any license or franchise from any governmental entity held by the company or any of its subsidiaries; and

     -- The Name Change Amendment to change the name of the company to Frontier Corporation.

     Under terms of the Open Market Plan, the company will receive unprecedented regulatory relief. The operating telephone company in Rochester, New York will no longer be regulated by the monopoly standard of rate-of-return regulation, but instead by pure price regulation. The local market for telephone service in Rochester will be opened up to full competition, and consumer prices in Rochester will
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Rochester Tel Plan Approved, page 3

be reduced and frozen for seven years. The company's telephone operations in Rochester will be divided into a competitive company -- Frontier Communications of Rochester -- and a network company, to be called Rochester Telephone.

     The Open Market Plan was first filed by the company in February of 1993 and approved by the New York State Public Service Commission on October 13, 1994.

     Under the Frontier identity system, RCI Long Distance will be renamed Frontier Communications International. Two other long distance entities, Long Distance North and Mid Atlantic Telecom, will be renamed Frontier Communications of New England and Frontier Communications of the Mid Atlantic, respectively. The telephone properties outside of Rochester will each have a distinctive name related to Frontier Communications.

     After January 1, 1995, the company's new symbol on the New York
Stock Exchange will be FRO.   The transition of signage, vehicles and
stationery will take place throughout 1995.

     Rochester Telephone Corporation is a provider of integrated telecommunications solutions to more than 1.5 million customers in the Northeast, South and Midwest through its long distance, local telephone and wireless communications operations. The pending acquisition of two long distance companies will give the company a nationwide reach in 1995.